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                                                                   EXHIBIT 5.1.2



                     Wilson Sonsini Goodrich & Rosati P.C.
                               650 Page Mill Road
                              Palo Alto, CA 94304



                                January 14, 2004


Komag, Incorporated
1710 Automation Parkway
San Jose, CA 95131

Ladies and Gentlemen:


      We have examined the Registration Statement on Form S-3 filed by Komag, Incorporated (the "Company") with the Securities and Exchange Commission (the "Commission") on November 3, 2003, as amended on December 9, 2003, December 23, 2003 and January 12, 2004 (such registration statement, as so amended and as may be further amended or supplemented, herein the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $80,500,000 aggregate principal amount of the Company's Convertible Subordinated Notes due 2023 (including up to $10,500,000 aggregate principal amount subject to an over-allotment option to be granted to the underwriters) (the "Notes") and the Company's common stock, $0.01 par value, into which the Notes may be converted (the "Conversion Shares") pursuant to the terms of the Notes and the indenture in substantially the form filed as an exhibit to the Registration Statement (the "Indenture"), to be entered into by the Company and U.S. Bank National Association, as trustee thereunder (the "Trustee"). The Notes are to be issued pursuant to the Indenture and sold pursuant to an underwriting agreement(the "Underwriting Agreement") in substantially the form filed as an exhibit to the Registration Statement.


      We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, that all copies of documents submitted to us conform to the originals, and that the Notes will be duly authenticated by the Trustee for the Notes as provided in the Indenture for the Notes.

      We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

      Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

            1. The Notes have been duly authorized and, when executed and delivered in accordance with the Indenture and sold and delivered pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether enforceability is considered at law or in equity).
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            2.    The Conversion Shares have been duly authorized and, when
                  issued upon such conversion in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

      The foregoing opinion is subject to the qualifications that we express no opinion as to (i) waivers of defenses or statutory or constitutional rights or waivers of unmatured claims or rights, (ii) rights to indemnification, contribution or exculpation to the extent that they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, or (iii) rights to collection or liquidated damages or penalties on overdue or defaulted obligations.

      We are members of the bar of the State of New York. We do not purport to be experts in, and do not express any opinion on, any laws other than the law of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

      We hereby consent to the filing of this opinion as Exhibit 5.1.2 to the above-referenced Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus included therein.

                                          Very truly yours,

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati